UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): June 1, 2018

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes and other catastrophes, each year HCI Group, Inc. and its wholly owned insurance subsidiaries implement a comprehensive reinsurance program whereby we pay premiums to other entities that agree to indemnify us against costs associated with policyholder claims caused by certain catastrophic events. We have secured our reinsurance program for the year June 1, 2018 through May 31, 2019 by entering into contracts with multiple private reinsurance companies and the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Sompo Holdings, Inc., MS Amlin AG, AXIS Specialty Limited, Renaissance Reinsurance Ltd., Chubb Tempest Reinsurance Ltd., Arch Reinsurance Ltd., Everest Reinsurance Company, various Lloyd’s syndicates and National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc. Historically, portions of the reinsurance program were secured through our own reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd. For the 2018-2019 year we retained no risk within Claddaugh.

The reinsurance contracts offer various coverages, limits, retentions, and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, and other large events. The Florida Hurricane Catastrophe Fund contract covers storms designated as hurricanes by the National Hurricane Center. Our program provides coverage for an event up to $888 million, which according to catastrophe models approved by the Florida Office of Insurance Regulation is sufficient to cover the probable maximum loss resulting from a 1 in 191-year event based on projected exposure on September 30, 2018. Furthermore, the total limit for all occurrences is $1.605 billion. The reinsurance retention for the year is $16 million in a first event and $16 million in a second event. Our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

The Florida Hurricane Catastrophe Fund component of our program is estimated to cover 45% of $897 million of first event loss in excess of $280 million at a total estimated cost of approximately $26 million.

Certain of our private reinsurance contracts are multi-year contracts that include retrospective provisions that adjust premiums in the event losses are minimal or zero. In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results when a catastrophic loss event occurs. Total premiums for the contract year that began June 1, 2018 are expected to be $125 million. We expect to recognize net reinsurance premiums ceded of approximately $123 million from June 1, 2018 to May 31, 2019 assuming no losses occur during that period.

Forward Looking Statements

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance our coverages will be sufficient if a catastrophic event occurs or that we will not alter coverages and premiums under our reinsurance program as circumstances change. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 12, 2018.

HCI GROUP, INC.

BY:	/s/ James Mark Harmsworth
	Name:	James Mark Harmsworth
	Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.